As filed with the Securities and Exchange Commission December 6, 2005
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION-
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LAYNE CHRISTENSEN COMPANY
(Exact name of registrant as specified in its charter)

Delaware	48-0920712

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Shawnee Mission Parkway, Mission Woods, Kansas	66205

(Address of Principal Executive Offices)	(Zip Code)
LAYNE CHRISTENSEN COMPANY
KEY MANAGEMENT DEFERRED COMPENSATION PLAN
(Full title of plan)
Steven F. Crooke, Layne Christensen Company
1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205
(Name and address of agent for service)
(913) 362-0510
(Telephone number, including area code, of agent for service)
Please send copies of all correspondence to:
Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Attn: Steven F. Crooke, Vice President and General Counsel
(913) 362-0510
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering	aggregate offering	registration
to be registered	registered	price per obligation	price (2)	fee
Deferred Compensation Obligations (1)	$10,000,000	100%	$10,000,000	$1,070.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Layne Christensen Company to pay deferred compensation in the future in accordance with the terms of the Layne Christensen Company Key Management Deferred Compensation Plan.
(2)	Estimated solely for the purpose of determining the registration fee.

PART II
Information Required in the Registration Statement
     Item 3. Incorporation of Documents by Reference.
     The following documents have been previously filed by Layne Christensen Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference into this Registration Statement: (i) the Annual Report on Form 10-K filed for the fiscal year ended January 31, 2005, together with the Form 10-K/As for the fiscal year ended January 31, 2005, (ii) the Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, together with the Form 10-Q/As for the quarter ended April 30, 2005, (iii) the Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, together with the Form 10-Q/As for the quarter ended July 31, 2005, and (iv) the Current Reports on Form 8-K dated March 31, 2005, May 6, 2005, June 1, 2005, June 29, 2005, July 21, 2005, August 31, 2005, and October 4, 2005. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.
     Additionally, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the termination of the Layne Christensen Company Key Management Deferred Compensation Plan (the “Plan”) or the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that in no event shall any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Registration Statement. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Item 4. Description of Securities
     Under the Plan, the Company will provide a select group of management or highly compensated employees (“Participants”) the opportunity to defer a specified percentage or a specified amount of their base salary and annual bonuses. The Company may, in its discretion, elect to make Company contributions (either as matching contributions or as non-matching, nonelective contributions) to the Plan. The obligations of the Company under the Plan to ultimately distribute to participants their accrued benefit (the “Payment Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
     The amount of compensation to be deferred by each Participant will be determined in accordance with the terms of the Plan based on elections by each Participant. Amounts deferred under the Plan for a Participant are credited to a deferred compensation account maintained on behalf of such Participant. All deferrals from a Participant’s base salary or bonuses will be fully vested and nonforfeitable. Any Company contributions credited to a Participant’s deferred compensation account will be subject to a graded vesting schedule such that, if the Participant separates from service with the Company prior to becoming fully vested, the Participant will forfeit his or her non-vested portion of the Company contributions.
     Each Payment Obligation will be payable on a date and in a form selected by each Participant in accordance with the terms of the Plan. The Payment Obligations will be indexed to one or more deemed investment alternatives individually chosen by each Participant from a list made available by the Company. The Company’s Payment Obligation for each Participant will be adjusted to reflect the investment experience, whether positive or negative, of the deemed investment alternative(s). The Company may or may not invest any deferred amounts in investments that are identical to or that have similar investment characteristics of the deemed investment alternatives. The Company may also invest deferred contributions in investments other than the deemed investment alternatives selected by a Participant; however, a Participant’s investment return will solely be based on the results of his or her investment election choice among the deemed investment alternatives. The Payment Obligations will be denominated and payable in United States dollars.

     The Company’s Payment Obligation for a Participant will generally be payable upon the Participant’s termination of employment with the Registrant and its subsidiaries. Pursuant to the terms of the Plan, the form of payment (e.g., installments or lump sum) may depend on the Participant’s deferral election and the circumstances surrounding the Participant’s termination of employment (e.g., death, disability, retirement or resignation prior to age 60).
     A Participant’s right or the right of any other person to the Payment Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.
     Item 5. Interests of Named Experts and Counsel.
     The validity of the deferred compensation obligations registered pursuant to this Registration Statement will be passed upon by Steven F. Crooke, Vice President and General Counsel of the Registrant. As of December 5, 2005, Mr. Crooke did not own any deferred compensation obligations under the Plan and currently is not eligible to participate in the Plan.
     Item 6. Indemnification of Directors and Officers.
     (a) Section 145 of the General Corporation Law of Delaware (the “DGCL”) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, including expenses relating to liabilities under the Securities Act of 1933, as amended (the “Securities Act”), subject to specified conditions and exclusions, and gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of the stockholders or otherwise.
     (b) The Company’s Bylaws provide that the Company shall indemnify officers and directors of the Company to the fullest extent permitted by and in the manner permissible under the DGCL.
     (c) In accordance with Section 102(b)(7) of the DGCL, the Company’s Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.
     (d) The Company has obtained directors and officers liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Company against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Company may not be permitted by law to provide indemnification.
     (e) For information regarding the Company’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see “Undertakings,” Item 9 hereof.
     Item 7. Exemption from Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

     Item 9. Undertakings.
     A. The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registrant Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Woods, State of Kansas, on December 5, 2005.

LAYNE CHRISTENSEN COMPANY
By:	/s/ A.B. Schmitt
Name:	A. B. Schmitt
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Andrew B. Schmitt and Steven F. Crooke, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, lawfully may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. B. Schmitt	President, Chief Executive Officer and Director	December 5, 2005
A. B. Schmitt	(Principal Executive Officer)

/s/ Jerry W. Fanska	Vice President—Finance and Treasurer	December 5, 2005
Jerry W. Fanska	(Principal Financial and Accounting Officer)

/s/ Robert J. Dineen	Director	December 5, 2005
Robert J. Dineen

/s/ Donald K. Miller	Director	December 5, 2005
Donald K. Miller

/s/ David A. B. Brown	Director	December 5, 2005
David A.B. Brown

/s/ J. Samuel Butler	Director	December 5, 2005
J. Samuel Butler

/s/ Anthony B. Helfet	Director	December 5, 2005
Anthony B. Helfet

/s/ Nelson Obus Nelson Obus	Director	December 5, 2005

/s/ Warren Lichtenstein Warren G. Lichtenstein	Director	December 5, 2005

/s/ Jeff Reynolds	Director	December 5, 2005
Jeffrey J. Reynolds

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Steven F. Crooke, Vice President and General Counsel, for the Registrant, with respect to the legality of the deferred compensation obligations registered hereby.

10	Layne Christensen Company Key Management Deferred Compensation Plan.

23(a)	Consent of Registrant’s Independent Accountants.

23(b)	Consent of Steven F. Crooke, the Registrant’s Counsel (contained in the Opinion of Counsel filed as Exhibit 5).

25	Power of Attorney (included on Signature page to original filing of this Registration Statement).*

*	Incorporated herein by reference.